                                                                     Exhibit 4.3
                                  AMENDMENT TO
                     SECURITY CAPITAL ATLANTIC INCORPORATED
                    SHARE OPTION PLAN FOR OUTSIDE DIRECTORS


     WHEREAS, Security Capital Atlantic Incorporated maintains the Security Capital Atlantic Incorporated Share Option Plan for Outside Directors (the "Plan"); and

     WHEREAS, amendment of the Plan is now deemed desirable;

     NOW, THEREFORE, by virtue and in exercise of the amending authority reserved to the undersigned Administrator pursuant to Section 11 of the Plan, the Plan is hereby amended, effective as of October 1, 1996, by deleting paragraph 9 of the Plan and substituting the following therefore:

          "9. Adjustments Upon Changes in Capitalization. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to Shares or other change in the corporate structure or capitalization affecting the Shares, the type and number of Shares which are or may be subject to options under the Plan and the terms of any outstanding Options (including the exercise price at which outstanding Options may be exercised) shall be equitably adjusted by the Administrator, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Outside Directors under the Plan. Upon a merger or consolidation in which the Company is not the surviving entity, the Administrator may terminate each outstanding Option; provided, however, in the event the Administrator elects to terminate outstanding Options, the Optionee shall have the right immediately prior to such merger or consolidation to exercise his or her Option in full even though such Option would not otherwise be exercisable under the option vesting schedule, if any.

          "The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, spinoffs or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

          "Except as expressly provided by the terms of this Plan, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect Options under the Plan."

     IN WITNESS WHEREOF, the undersigned Administrator has caused this amendment to be executed as of March 11, 1997.



                                       By /s/ Jeffrey A. Klopf
                                         ---------------------------------------
                                              Jeffrey A. Klopf, Administrator